Exhibit 99.1

Ross Pillari Joins Board Of The Pantry, Inc.

Cary, N.C., May 23, 2014 (GLOBE NEWSWIRE) -- The Pantry, Inc. (Nasdaq:PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced that Ross Pillari will join the company’s board of directors effective May 21, 2014.

“We are very excited to have Ross Pillari join our board of directors,” said the Chairman of The Pantry’s Board of Directors, Thomas W. Dickson.  “Through his extensive and impressive career in the fuel industry, including his service as Chairman and CEO of BP America Inc., he has acquired knowledge and expertise that will be of great benefit to our board.”

Ross Pillari currently serves as an advisory board member on energy and utilities related projects of CVC Capital Partners, Inc., a leading global private equity and investment advisory firm. From 2011 to 2014, he served on the Board of Directors of ZeaChem, Inc., a private company that develops cellulose-based bio refineries for the conversion of renewable feed stocks into sustainable ethanol, fuels and chemicals.

In 1972, Mr. Pillari began his career at Standard Oil of Ohio ("Sohio"). as a retail salesman after graduating from Case Western University. In 1984 he joined BP, which acquired a 55 percent share in Sohio in 1969, and then moved to London in 1987 when BP acquired the remainder of Sohio’s share, to head up the company’s significant refinery assets in the Antwerp/Rotterdam region. Ross returned to the U.S. in 1990 and the next 18 years with BP were split between Naperville, Illinois, London and Melbourne, Australia.

From 2001 to 2006, Mr. Pillari served as Chairman & CEO of BP America Inc. He remained an advisor to BP through December 2007. In addition to his role as the senior BP executive in the USA, he was also a Group Vice President, BP plc, and responsible for the Western Hemisphere Region of the BP Group. Over a 35 year career at BP and its predecessor organizations, Mr. Pillari served in a variety of posts Worldwide where his responsibilities included convenient store operations. These included Group Vice President of Global Marketing for the BP Group in London; Senior Vice President, Marketing and Oil Director- BP Oil USA; and Director of Marketing for Australia, New Zealand and the South Pacific Islands.

In addition to his professional responsibilities, Mr. Pillari has been a member of the Board of Directors of The American Petroleum Institute and The Alliance to Save Energy, and a member of The Baker Institute Energy Forum.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,534 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

CONTACT: The Pantry, Inc.
Clyde Preslar
(919) 774-6700